Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2006 SECOND QUARTER RESULTS,

NEW STUDENT ENROLLMENT INCREASED 10.4 PERCENT

CARMEL, IN, July 27, 2006—ITT Educational Services, Inc. (NYSE: ESI), a leading for-profit provider of postsecondary degree programs, today reported that new student enrollment in the second quarter of 2006 increased 10.4 percent to 11,674 compared to 10,576 in the same period of 2005. Total student enrollment increased 6.3 percent to 44,025 as of June 30, 2006, compared to 41,419 as of June 30, 2005. The enrollment numbers and percentages referenced above in this paragraph exclude international enrollments. Earnings per share (“EPS”) in the second quarter of 2006 increased 14.6 percent to $0.55 compared to $0.48 in the second quarter of 2005.

The company provided the following information for the three and six months ended June 30, 2006 and 2005:

Financial and Operating Results For The Three Months Ended June 30th, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2006	2005	Increase/ (Decrease)

Revenue	$185.6	$168.8	9.9%
Operating Income	$36.6	$34.8	5.1%
Operating Margin	19.7%	20.6%	(90) basis points
Net Income	$24.1	$22.4	7.6%
Earnings Per Share (diluted)	$0.55	$0.48	14.6%
New Student Enrollment (A)	11,674	10,576	10.4%
Continuing Students (A)	32,351	30,843	4.9%
Total Student Enrollment as of June 30th (A)	44,025	41,419	6.3%
Quarterly Persistence (Retention) Rate (B)	73.7%	74.2%	(50) basis points
Revenue Per Student (A)	$4,230	$4,061	4.2%
Cash and Cash Equivalents, Restricted Cash and Investments as of June 30th	$214.5	$353.1	(39.2)%
Bad Debt Expense as a Percentage of Revenue	1.5%	1.8%	(30) basis points
Days Sales Outstanding as of June 30th	4.8 days	7.4 days	(2.6) days
Deferred Tuition Revenue as of June 30th	$174.1	$140.3	24.0%
Debt	$ --	$ --	--
Diluted Shares of Common Stock Outstanding	44,042,000	47,134,000	--
Shares of Common Stock Repurchased	1,660,500 (C)	--	--
Land and Building Purchases	$5.9 (D)	$10.2 (E)	(42.7)%
Number of New Colleges in Operation	3	2	1
Number of New Learning Sites in Operation	1	1	--
Capital Expenditures, Net	$9.5	$6.9	38.2%

Financial and Operating Results For The Six Months Ended June 30th
(Dollars in millions, except per share and per student data)
	2006	2005	Increase/ (Decrease)

Revenue	$361.9	$328.9	10.0%

Special Legal and Other Investigation Costs	$ (0.4)	$7.7	(105.6)%
Operating Income	$66.8	$57.9	15.3%
Operating Income Before Special Legal and Other Investigation Costs (F)	$66.4	$65.7	1.1%

Special Legal and Other Investigation Costs as a Percentage of Revenue	(0.1)%	2.3%	(240) basis points
Operating Margin	18.5%	17.6%	90 basis points
Operating Margin Before Special Legal and Other Investigation Costs (F)	18.4%	19.9%	(150) basis points

Special Legal and Other Investigation Costs, Net of Tax	$ (0.3)	$4.7	(105.6)%
Net Income	$44.6	$37.4	19.1%
Net Income Before Special Legal and Other Investigation Costs, Net of Tax (F)	$44.3	$42.1	5.2%

Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax	$ --	$0.10	(100.0)%
Earnings Per Share (diluted)	$0.99	$0.79	25.3%
Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs, Net of Tax (F)	$0.99	$0.89	11.2%

Revenue Per Student (A)	$8,332	$7,979	4.4%
Diluted Shares of Common Stock Outstanding	44,920,000	47,107,000	--
Shares of Common Stock Repurchased	3,886,200 (G)	--	--
Land and Building Purchases	$10.8 (H)	$19.8 (I)	(45.4)%
Number of New Colleges in Operation	3	2	1
Number of New Learning Sites in Operation	3	2	1
Capital Expenditures, Net	$13.1	$10.0	30.8%

___________________

(A)	Excludes international enrollments.
(B)	Represents the number of Continuing Students in the quarter, divided by the Total Student Enrollment as of the end of the immediately preceding quarter.
(C)	For approximately $106.5 million or at an average price of $64.14 per share.
(D)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 12 of the company’s locations.
(E)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at nine of the company’s locations.
(F)

Given the large amount of legal and other investigation costs accrued in connection with the U.S. Department of Justice (“DOJ”) investigation of the company, the U.S. Securities and Exchange Commission’s (“SEC”) inquiry into the matters being investigated by the DOJ, and the securities class action, shareholder derivative and books and records inspection lawsuits filed against the company, as described in the company’s 2005 second quarter report on Form 10-Q which was filed with the SEC on July 29, 2005 (collectively, the “Actions”), the company’s management believes that the company’s performance results without these additional costs is a useful measure for management and might be a useful supplement for investors in comparing the company’s performance absent the legal and other investigation costs associated with the Actions. Although legal and other investigation costs are a regular expense of the company, the level of legal and other investigation costs incurred by the company as a result of the Actions is much larger than the company has previously experienced, and the company hopes that legal and other investigation costs at this level will not occur in the future. In evaluating the company's performance, the company’s management uses the following measurements that are not under generally accepted accounting principles (“GAAP”) and are, therefore, non-GAAP financial measures. Although the non-GAAP financial measures exclude cash cost to the company, management compensates for this by also using the GAAP measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the measures prepared in accordance with GAAP.

(1)

The company believes that Operating Income Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company’s Operating Income without the Special Legal and Other Investigation Costs for the six months ended June 30, 2006 with the Operating Income without the Special Legal and Other Investigation Costs for the six months ended June 30, 2005. Operating Income Before Special Legal and Other Investigation Costs can be reconciled to Operating Income as shown in the two lines of the table immediately preceding this entry.

(2)

The company believes that Operating Margin Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company’s Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the six months ended June 30, 2006 with the Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the six months ended June 30, 2005. Operating Margin Before Special Legal and Other Investigation Costs can be reconciled to Operating Margin as shown in the two lines of the table immediately preceding this entry.

(3)

The company believes that Net Income Before Special Legal and Other Investigation Costs, Net of Tax provides useful information to management and investors by improving their ability to compare the company’s Net Income without the Special Legal and Other Investigation Costs, Net of Tax for the six months ended June 30, 2006 with the Net Income without the Special Legal and Other Investigation Costs, Net of Tax for the six months ended June 30, 2005. For the purpose of calculating this measure, the company used marginal tax rates of 38.5% for 2006 and 38.5% for 2005. Net Income Before Special Legal and Other Investigation Costs, Net of Tax can be reconciled to Net Income as shown in the two lines of the table immediately preceding this entry.

(4)

The company believes that Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax provides useful information to management and investors by improving their ability to compare the company’s Earnings Per Share (diluted) without the Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax for the six months ended June 30, 2006 with the Earnings Per Share (diluted) without the Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax for the six months ended June 30, 2005. Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax can be reconciled to Earnings Per Share (diluted) as shown in the two lines of the table immediately preceding this entry.

(G)	For approximately $246.6 million or at an average price of $63.46 per share.
(H)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 12 of the company’s locations.
(I)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 10 of the company’s locations.

Rene R. Champagne, Chairman and CEO of ITT/ESI, said, “We are very pleased with our performance in the second quarter of 2006. Our growth initiatives helped us to deliver strong financial and operational results. We are optimistic that we can continue delivering solid results in the remainder of 2006, based on the strong interest that continued to be expressed in our programs of study as we began the third quarter of 2006.”

Champagne said, “I am also pleased to announce that Kevin M. Modany, President and Chief Operating Officer of ITT/ESI, was elected on July 25, 2006 to serve as a director on ITT/ESI’s Board of Directors.”

Kevin M. Modany said, “Our marketing efforts generated a significant increase in leads in the second quarter compared to the same period last year. The increase in leads was supported by a 19 percent increase in advertising expenditures in the three months ended June 30, 2006 compared to the same period in 2005. The increase in advertising expenditures was primarily due to incremental advertising associated with operating new colleges and the introduction of new programs of study.”

Modany continued, “During the second quarter of 2006, we began operations at our: 85th college in Dunmore (Scranton), PA; 86th college in Charlotte, NC; and 87th college in Maumee (Toledo), OH. Our new college in Charlotte increases to 33 the number of states in which we have colleges. All three new colleges have begun recruiting and expect to commence classes in September 2006. In the six months ended June 30, 2006, we began operations or started classes at six new colleges.”

Modany further noted, “We also began operations at our 7th learning site in Dearborn, MI. This learning site belongs to the ITT Technical Institute in Canton, MI. During the first half of 2006, we added three new learning sites to existing institutes and we plan to add two more learning sites in the second half of 2006.”

Modany said, “As part of our continuing efforts to diversify our curriculum offerings, we are pleased to announce a new Associate Degree program in Health Information Technology. We are pursuing the required authorizations to begin offering this program at five of our colleges in the second half of 2006 and at additional colleges throughout 2007 and beyond. The Health Information Technology program also marks the introduction of our new School of Health Sciences, which is our sixth school of study. We plan to develop additional programs of study at the bachelor and associate degree levels that will be offered through our School of Health Sciences and taught both in residence and online. We also plan to begin offering three new concentrations of our bachelor degree program in Business Administration. The new concentrations are in marketing, human resources and finance, and will be taught online.”

Modany continued, “We are also awaiting the remaining authorization to begin recruiting students at three colleges for a new bachelor degree program in Construction Management. This program will be offered at additional colleges in future quarters, subject to obtaining the required authorizations.”

Modany said, “As of June 30, 2006, 15 percent of our students were enrolled in non-technology programs of study compared to 9 percent as of June 30, 2005. Approximately 27 percent of our students were enrolled in bachelor degree programs of study as of June 30, 2006 compared to 22 percent at the same point in 2005.”

Modany concluded, “The second quarter 2006 student persistence rate was 73.7 percent compared to 74.2 percent in the same period in 2005. Despite the decline, we are pleased with the student persistence rate in the quarter, considering that the prior quarter declines in the student persistence rate had been much more significant since we began expanding our use of the hybrid delivery model. We hope that the student persistence rate in the second quarter of 2006 marks the beginning of an improving trend and indicates that our various student retention initiatives are working.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “We are pleased with our financial results for the three months ended June 30, 2006, which were in line with our internal expectations. We continue to generate strong returns on our investments in our various growth initiatives and believe that we are on track to achieve our internal financial goals for 2006.”

Fitzpatrick continued, “Operating margin in the second quarter of 2006 decreased 90 basis points to 19.7 percent compared to 20.6 percent in the second quarter of 2005, primarily due to the acceleration of our geographic expansion efforts. During the second quarter of 2006, there were 12 more colleges and learning sites within their first 24 months of operation than in the second quarter of 2005.”

Fitzpatrick added, “In the three months ended June 30, 2006, we repurchased 1.7 million shares of our common stock at an average purchase price of $64.14 per share or $106.5 million in total. We intend to continue repurchasing our shares throughout the remainder of 2006.”

Fitzpatrick said, “Bad debt expense as a percentage of revenue declined to 1.5 percent in the three months ended June 30, 2006 compared to 1.8 percent in the same period in 2005. Days sales outstanding as of June 30, 2006 were 4.8 days, a 2.6 day decrease, compared to 7.4 days at the same point in 2005.”

Fitzpatrick closed by noting, “The fundamentals of the company remain strong, and our internal goal for 2006 EPS remains in the range of $2.66 to $2.69.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the company's ability to implement its growth strategies; the company’s failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for student loans; the company’s ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
Nancy Brown	www.ittesi.com
Director Corporate Relations

(317) 706-9260

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	As of
	June 30, 2006	December 31, 2005	June 30, 2005
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$8,073	$13,735	$37,283
Short-term investments	205,954	388,152	312,734
Accounts receivable, net	9,736	13,989	13,722
Deferred and prepaid income tax	4,950	7,030	6,746
Prepaids and other current assets	10,427	14,102	14,966
Total current assets	239,140	437,008	385,451

Property and equipment, net	141,314	127,406	119,829
Direct marketing costs, net	19,592	17,490	16,497
Investments	--	9,538	3,055
Restricted cash	500	500	--
Other assets	18,921	549	561
Total assets	$419,467	$592,491	$525,393

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$59,910	$56,101	$39,688
Accrued compensation and benefits	10,028	10,344	12,534
Accrued taxes	5,978	3,998	7,937
Other accrued liabilities	5,851	5,242	18,004
Deferred revenue	174,065	175,454	140,346
Total current liabilities	255,832	251,139	218,509

Deferred income tax	15,273	15,364	10,580
Minimum pension liability	9,899	9,899	9,101
Other liabilities	7,832	7,495	7,121
Total liabilities	288,836	283,897	245,311

Shareholders' equity
Preferred stock, $.01 par value,
5,000,000 shares authorized, none
issued or outstanding	--	--	--
Common stock, $.01 par value, 300,000,000
shares authorized, 54,068,904 issued	540	540	540
and outstanding
Capital surplus	59,436	68,715	62,914
Retained earnings	434,264	389,679	330,325
Accumulated other comprehensive loss	(6,016)	(6,016)	(5,532)
Treasury stock, 11,738,007, 8,377,780 and 7,822,422
shares, at cost	(357,593)	(144,324)	(108,165)
Total shareholders' equity	130,631	308,594	280,082
Total liabilities and shareholders' equity	$419,467	$592,491	$525,393

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Revenue	$185,569	$168,782	$361,884	328,935

Costs and expenses
Cost of educational services	92,514	81,795	182,918	161,916
Student services and administrative expenses	56,465	52,165	112,577	101,359
Special legal and other investigation costs	--	--	(430)	7,712
Total costs and expenses	148,979	133,960	295,065	270,987

Operating income	36,590	34,822	66,819	57,948
Interest income, net	2,010	2,205	4,517	3,919
Income before provision for income taxes	38,600	37,027	71,336	61,867
Income taxes	14,489	14,626	26,751	24,438

Net income	$24,111	$22,401	$44,585	$37,429

Earnings per share:
Basic	$0.56	$0.49	$1.01	$0.81
Diluted	$0.55	$0.48	$0.99	$0.79

Supplemental Data:
Cost of educational services	49.9%	48.5%	50.5%	49.2%
Student services and administrative expenses	30.4%	30.9%	31.1%	30.8%
Special legal and other investigation costs	0.0%	0.0%	(0.1%)	2.4%
Operating margin	19.7%	20.6%	18.5%	17.6%
Student enrollment at end of period	44,025	41,419	44,025	41,419
Technical institutes at end of period	87	79	87	79
Shares for earnings per share calculation:
Basic	43,110	46,181	43,967	46,134
Diluted	44,042	47,134	44,920	47,107

Effective tax rate	37.5%	39.5%	37.5%	39.5%

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$24,111	$22,401	$44,585	$37,429
Adjustments to reconcile net income to net cash flows
from operating activities:
Depreciation and amortization	5,096	4,442	9,994	8,738
Provision for doubtful accounts	2,783	3,028	5,332	5,899
Deferred income taxes	(94)	1,184	(858)	(2,420)
Excess tax benefit from stock option exercises	(3,802)	964	(6,966)	2,969
Stock-based compensation expense	313	--	2,234	--
Changes in operating assets and liabilities:
Restricted cash	--	--	--	8,194
Accounts receivable	(2,744)	(3,965)	(1,079)	(9,191)
Prepaids and other assets	1,494	352	(14,697)	(9,130)
Direct marketing costs, net	(1,200)	(888)	(2,102)	(1,784)
Accounts payable and accrued liabilities	18,990	2,660	4,558	11,524
Income and other taxes	(243)	(2,602)	11,793	(5,800)
Deferred revenue	(5,261)	(10,317)	(1,389)	(16,446)
Net cash flows from operating activities	39,443	17,259	51,405	29,982

Cash flows from investing activities:
Facility expenditures and land purchases	(5,864)	(10,232)	(10,813)	(19,816)
Capital expenditures, net	(9,476)	(6,859)	(13,089)	(10,005)
Proceeds from sales and maturities of investments	433,586	116,331	806,121	310,078
Purchase of investments	(359,140)	(106,375)	(614,385)	(286,934)
Net cash flows from investing activities	59,106	(7,135)	167,834	(6,677)

Cash flows from financing activities:
Excess tax benefit from stock option exercises	3,802	--	6,966	--
Proceeds from stock option exercises	5,549	1,584	14,767	4,589
Purchase of treasury stock	(106,499)	--	(246,634)	--
Net cash flows from financing activities	(97,148)	1,584	(224,901)	4,589

Net change in cash and cash equivalents	1,401	11,708	(5,662)	27,894

Cash and cash equivalents at beginning of period	6,672	25,575	13,735	9,389

Cash and cash equivalents at end of period	$8,073	$37,283	$8,073	$37,283